Viad Corp Announces Third Quarter Results

Net Income Per Share of $0.99 versus $0.06

Income Before Other Items Per Share of $1.01 versus $0.06

PHOENIX, Oct. 26, 2012 /PRNewswire/ -- Viad Corp (NYSE:VVI) today announced third quarter 2012 revenue increased 42.2 percent to $307.5 million, with net income of $20.0 million, or $0.99 per diluted share. Viad's income before other items, which excludes net restructuring charges of $392,000 after tax, was $20.4 million, or $1.01 per share. This compares to 2011 third quarter income before other items of $1.2 million, or $0.06 per share, and the Company's prior guidance of $0.73 per share to $0.83 per share. The improved financial results were primarily driven by positive show rotation and strong throughput at Viad's Marketing & Events Group and expanded revenue at the Company's Travel & Recreation Group.

  Revenue was $307.5 million, up 42.2% from $216.2 million in 2011.
  Segment operating income was $34.2 million, up from $5.4 million in 2011.
  Free cash flow was $45.2 million, up from $23.8 million in 2011.
  Cash and cash equivalents were $124.2 million at September 30, 2012.
  Debt was $2.3 million, with a debt-to-capital ratio of 0.5% at September 30, 2012.

Paul B. Dykstra, chairman, president and chief executive officer, said, "Our financial results for the third quarter of 2012 were very strong. Revenue from our Marketing & Events Group increased 52 percent to $230.3 million primarily driven by better than anticipated revenue from non-annual shows that took place during the quarter. Base same-show revenue was up seven percent, marking the ninth consecutive quarter of growth. In our Travel & Recreation Group, revenue increased 20 percent during the quarter to $77.2 million as a result of the first peak season quarterly contribution since the acquisitions of Alaska Denali Travel and the Banff International Hotel, the newly renovated rooms at the Many Glacier Hotel and increased organic revenue. For the first nine months of 2012, consolidated revenue was up 10.4 percent; operating income was up 54.3 percent; and our operating margin was 6.1 percent compared to 4.4 percent for the first nine months of 2011. We are very pleased with the revenue growth and performance of both business segments. We are dedicated to the consistent execution of our initiatives to operate in the most cost-efficient manner, to drive organic growth and to integrate strategic acquisitions that are accretive to Viad's results."

Business Group Highlights

	Third Quarter				September 30 Year-to-Date
($ in millions)	2012	2011	Change		2012	2011	Change

Revenue:
Marketing & Events Group:
U.S.	$ 168.4	$ 116.8	$ 51.6	44.1%	$ 540.7	$ 498.7	$ 42.1	8.4%
International	67.8	38.5	29.3	76.0%	180.2	159.4	20.8	13.0%
Intersegment eliminations	(5.9)	(3.6)	(2.2)	61.1%	(11.7)	(7.4)	(4.3)	58.5%
Total	230.3	151.7	78.6	51.8%	709.3	650.8	58.5	9.0%
Travel & Recreation Group	77.2	64.5	12.7	19.7%	113.4	94.2	19.2	20.4%
Total	$ 307.5	$ 216.2	$ 91.3	42.2%	$ 822.7	$ 745.0	$ 77.7	10.4%

Segment operating income (loss):
Marketing & Events Group:
U.S.	$ (0.6)	$ (17.1)	$ 16.5	96.6%	$ 12.2	$ 1.1	$ 11.2	**
International	3.4	(3.1)	6.5	**	9.6	7.3	2.3	31.6%
Total	2.8	(20.2)	23.0	**	21.9	8.4	13.5	**
Travel & Recreation Group	31.3	25.6	5.7	22.4%	28.3	24.1	4.2	17.4%
Total	$ 34.2	$ 5.4	$ 28.8	**	$ 50.2	$ 32.5	$ 17.7	54.3%

Operating margins:
Marketing & Events Group	1.2%	-13.3%	**		3.1%	1.3%	180 bps
Travel & Recreation Group	40.6%	39.7%	90 bps		25.0%	25.6%	(60) bps
Total	11.1%	2.5%	860 bps		6.1%	4.4%	170 bps

** Change is greater than +/- 100 percent. Note: Calculated amounts presented above (including totals and percentages) are calculated using dollars in thousands.

Marketing & Events Group

Marketing & Events Group revenue increased 51.8 percent in the third quarter of 2012 to $230.3 million with operating income of $2.8 million, compared to revenue of $151.7 million and an operating loss of $20.2 million in the comparable quarter last year. The increases from 2011 were driven primarily by positive show rotation revenue of approximately $67 million from non-annual shows that took place during the third quarter, same-show growth and continued focus on operating efficiencies, with throughput for the quarter at approximately 30 percent.

U.S. segment revenue was $168.4 million with an operating loss of $585,000 compared to third quarter 2011 revenue of $116.8 million and an operating loss of $17.1 million. Base same-show revenue, or revenue derived from shows that take place in the same city during the same quarter each year, increased 7.3 percent to $49.5 million from $46.2 million in the third quarter of 2011. U.S. segment revenue was impacted by positive show rotation totaling approximately $56 million from non-annual shows that took place during the quarter.

International segment revenue increased 76 percent to $67.8 million with operating income of $3.4 million compared to third quarter 2011 revenue of $38.5 million with an operating loss of $3.1 million. The improved performance was primarily driven by work that our Melville unit in the U.K. delivered for the 2012 London Summer Olympics and Paralympic Games and net positive show rotation of approximately $11 million. Foreign exchange rate variances had an unfavorable impact on revenue of $1.6 million and a favorable impact on operating income of $69,000 as compared to the 2011 quarter.

Dykstra said, "The third quarter performance of the Marketing & Events Group was very strong both domestically and internationally. In the U.S., two major non-annual shows, the International Manufacturing Technology Show (IMTS) and MINExpo were significant contributors to quarterly revenue, as were the 2012 London Olympic and Paralympic Games to our International segment revenue, where we delivered event services in more than 20 venues throughout metropolitan London. During the quarter, we were awarded a contract to produce The National Rifle Association (NRA) Annual Meetings and Exhibits commencing in 2013 through 2015. The NRA Annual Meeting is a three-day major exhibition covering more than 400,000 square feet with more than 500 exhibitors and an estimated 70,000 attendees. We are very pleased with this competitive takeaway and we look forward to working closely with the NRA for many years to come. All in all, the Marketing & Events Group delivered solid performance and is on track to deliver strong improvement in full year results."

Travel & Recreation Group

Travel & Recreation Group revenue for the third quarter of 2012 increased 19.7 percent to $77.2 million and operating income increased 22.4 percent to $31.3 million compared to 2011 third quarter revenue of $64.5 million with operating income of $25.6 million. Operating margin for the quarter was 40.6 percent, up from 39.7 percent in the 2011 quarter with throughput for the quarter at approximately 45 percent. Revenue for the quarter was favorably impacted by increased passenger traffic at Brewster's attractions, including the Banff Gondola, the Columbia Icefield Glacier Adventure and the Banff Lake Cruise. Revenue from hospitality properties benefitted from the initial peak season contributions from the recently acquired Alaska Denali Travel business and the Banff International Hotel. The St. Mary Lodge & Resort and Grouse Mountain Lodge, both in their second year as part of the Travel & Recreation Group and renovated as part of the Company's "Refresh-Build-Buy" initiative, also increased revenue over 2011. Additionally, rooms that were under renovation at the Many Glacier Hotel in 2011 provided a full revenue contribution in the third quarter of 2012. During the quarter, construction work continued on the Glacier Discovery Walk in Jasper National Park in Alberta, Canada, with an anticipated August 2013 opening. Foreign exchange rate variances had an unfavorable impact on revenue and operating income of $918,000 and $451,000, respectively, as compared to the third quarter of 2011.

Dykstra said, "The Travel & Recreation Group delivered strong top- and bottom-line results in the third quarter of 2012. We achieved revenue growth across virtually every operation in the group. Our recently acquired properties, as well as the impact of our Refresh-Build-Buy initiative at our renovated properties, generated substantially increased revenue and margins during the quarter. As we enter the off-season, our focus now shifts to improving our properties and planning for the 2013 tourism season with an eye toward enhancing efficiencies and driving profitable top-line growth."

2012 Outlook

Guidance provided by Viad is subject to change as a variety of factors can affect actual results. Those factors are identified in the safe harbor language at the end of this press release.

Dykstra said, "We expect that both the Marketing & Events Group and the Travel & Recreation Group will post significant revenue and operating income increases in full year 2012 and will achieve our guidance targets. In 2012, our Marketing & Events Group benefitted from positive non-annual show rotation, improved market dynamics and a sharp focus on managing costs and generating operational efficiencies. We remain optimistic with the opportunities ahead to gain additional market share in our international business. We expect that event square footage, freight-weight and discretionary spend by exhibitors, as well as tradeshow attendance in 2012, will show meaningful increases versus the previous two years. We believe all of these indicators will have a positive impact on our business in the coming years. In our Travel & Recreation Group, we expect strong full year results reflecting the benefit of the application of professional management processes in our newly acquired properties, as well as the contribution from hotel rooms that were under renovation in 2011 and fully operational in 2012."

2012 Full Year Guidance

Marketing & Events Group

  Total revenue is expected to increase at a single-digit rate compared to 2011.
    Base same-show revenue is expected to increase at a mid-single-digit rate in the U.S. Base same shows are defined as shows that take place in the same city during the same quarter each year.
    Show rotation is expected to have a positive impact on full year revenue of approximately $16 million.
    First quarter show rotation negatively impacted revenue by approximately $47 million.
    Second quarter show rotation negatively impacted revenue by approximately $9 million.
    Third quarter show rotation positively impacted revenue by approximately $67 million.
    Fourth quarter show rotation is expected to positively impact revenue by approximately $5 million.
    Exchange rate variances are expected to negatively impact revenue by approximately $5 million versus 2011.
  Operating income is expected to improve by $11 million to $13 million, driven primarily by continued improvements in U.S. segment profitability.

Travel & Recreation Group

  Revenue is expected to increase by approximately 20 percent from 2011. Exchange rate variances are expected to negatively impact revenue by approximately $2 million versus 2011.
  Operating margins are expected to be comparable to 2011 margins of 19.8 percent.

Corporate & Other

  Corporate activities expense is expected to approximate $9 million.
  Exchange rates are assumed to approximate $1.00 U.S. Dollars per Canadian Dollar and $1.60 U.S. Dollars per British Pound (on a weighted-average basis). Currency translation is expected to negatively impact income by approximately $0.03 per share.
  The effective tax rate on income before other items is assumed to approximate 32 percent, as compared to 31.4 percent in 2011.

2012 Fourth Quarter Guidance

For the fourth quarter, Viad's seasonal loss per share is expected to be in the range of $0.43 to $0.33. This compares to the 2011 fourth quarter loss before other items of $0.27 per share. Revenue is expected to be in the range of $196 million to $207 million as compared to $197.4 million in the 2011 fourth quarter. Segment operating loss is expected to be in the range of $10.5 million to $7.5 million as compared to a loss of $7.2 million in the 2011 fourth quarter.

Implicit within this guidance, are the following group revenue and operating loss expectations:

($ in millions)	Group Revenue				Group Operating Loss
		2012 Guidance				2012 Guidance
	2011	Low End	High End		2011	Low End	High End

Marketing & Events Group	$189.8	$188.0	to	$197.0	$ (3.2)	$(5.5)	to	$(3.5)
Travel & Recreation Group	$ 7.6	$ 8.0	to	$ 10.0	$ (4.0)	$(5.5)	to	$(3.5)

Conference Call and Web Cast

Viad Corp will hold a conference call with investors and analysts for a review of third quarter 2012 results on Friday, October 26, 2012 at 9 a.m. (ET). To join the live conference, call (800) 857-4380, passcode "Viad," or access the webcast through Viad's Web site at www.viad.com. A replay will be available for a limited time at (888) 568-0721 (no passcode required) or visit the Viad Web site and link to a replay of the webcast.

About Viad

Viad is an S&P SmallCap 600 company. Viad operates through its Marketing & Events Group, comprised of Global Experience Specialists and affiliates, and its Travel & Recreation Group, comprised of Brewster, Glacier Park, Inc. and Alaska Denali Travel. For more information, visit the company's Web site at www.viad.com.

Forward-Looking Statements

As provided by the safe harbor provision under the Private Securities Litigation Reform Act of 1995, Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, expectations, or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new or renewal business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, legal expenses, tax rates and other tax matters, foreign exchange rates, and the realization of restructuring cost savings. Actual results could differ materially from those discussed in the forward-looking statements. Viad's businesses can be affected by a host of risks and uncertainties. Among other things, natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for exhibition and event services, existing and new competition, industry alliances, consolidation and growth patterns within the industries in which Viad competes, acquisitions, capital allocations, adverse developments in liabilities associated with discontinued operations and any deterioration in the economy, may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including terrorist activities or war, a pandemic health crisis and international conditions, could affect the forward-looking statements in this press release. Additional information concerning business and other risk factors that could cause actual results to materially differ from those in the forward-looking statements can be found in Viad's annual and quarterly reports filed with the Securities and Exchange Commission.

Information about Viad Corp obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by the company, keeping in mind that forward-looking statements speak only as of the date made. Viad undertakes no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect events or circumstances arising after the date as of which the forward-looking statements were made.

Contacts:
Joe Diaz	Carrie Long
Lytham Partners	Viad Corp
(602) 889-9660	(602) 207-2681
diaz@lythampartners.com	IR@viad.com

VIAD CORP AND SUBSIDIARIES
TABLE ONE - QUARTERLY RESULTS
(UNAUDITED)

	Three months ended September 30,				Nine months ended September 30,
(000 omitted, except per share data)	2012	2011	$ Change	% Change	2012	2011	$ Change	% Change

Revenues	$ 307,457	$ 216,169	$ 91,288	42.2%	$ 822,679	$ 744,959	$ 77,720	10.4%

Segment operating income	$ 34,182	$ 5,412	$ 28,770	**	$ 50,213	$ 32,533	$ 17,680	54.3%
Corporate activities (Note A)	(2,036)	(2,356)	320	13.6%	(6,000)	(5,203)	(797)	-15.3%
Restructuring charges (Note B)	(608)	(75)	(533)	**	(3,511)	(1,550)	(1,961)	**
Net interest expense	(178)	(175)	(3)	-1.7%	(546)	(577)	31	5.4%
Income from continuing operations before income taxes	31,360	2,806	28,554	**	40,156	25,203	14,953	59.3%
Income taxes	(10,304)	(523)	(9,781)	**	(13,084)	(9,011)	(4,073)	-45.2%
Income from continuing operations	21,056	2,283	18,773	**	27,072	16,192	10,880	67.2%
Income from discontinued operations (Note C)	-	-	-	**	639	-	639	**
Net income	21,056	2,283	18,773	**	27,711	16,192	11,519	71.1%
Net income attributable to noncontrolling interest	(1,080)	(1,038)	(42)	-4.0%	(618)	(675)	57	8.4%
Net income attributable to Viad	$ 19,976	$ 1,245	$ 18,731	**	$ 27,093	$ 15,517	$ 11,576	74.6%

Amounts Attributable to Viad Common Stockholders:
Income from continuing operations	$ 19,976	$ 1,245	$ 18,731	**	$ 26,454	$ 15,517	$ 10,937	70.5%
Income from discontinued operations	-	-	-	**	639	-	639	**
Net income	$ 19,976	$ 1,245	$ 18,731	**	$ 27,093	$ 15,517	$ 11,576	74.6%

Diluted income per common share (Note D):
Income from continuing operations attributable
to Viad common stockholders	$ 0.99	$ 0.06	$ 0.93	**	$ 1.31	$ 0.76	$ 0.55	72.4%
Income from discontinued operations attributable
to Viad common stockholders	-	-	-	**	0.03	-	0.03	**
Net income attributable to Viad common
stockholders	$ 0.99	$ 0.06	$ 0.93	**	$ 1.34	$ 0.76	$ 0.58	76.3%

Basic income per common share (Note D):
Income from continuing operations attributable
to Viad common stockholders	$ 0.99	$ 0.06	$ 0.93	**	$ 1.31	$ 0.76	$ 0.55	72.4%
Income from discontinued operations attributable
to Viad common stockholders	-	-	-	**	0.03	-	0.03	**
Net income attributable to Viad common
stockholders	$ 0.99	$ 0.06	$ 0.93	**	$ 1.34	$ 0.76	$ 0.58	76.3%

Common shares treated as outstanding for
income per share calculations:
Weighted-average outstanding common shares	19,721	19,711	10	0.1%	19,694	19,768	(74)	-0.4%

Weighted-average outstanding and potentially dilutive common shares	20,017	20,033	(16)	-0.1%	19,993	20,089	(96)	-0.5%

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES
TABLE ONE - NOTES TO QUARTERLY RESULTS
(UNAUDITED)

(A)

Corporate Activities — The increase in corporate activities expense for the nine months ended September 30, 2012 was primarily due to costs related to the amendment and restatement of the Company's shareholder rights plan and higher legal costs related to employee benefits associated with previously divested operations.

(B)

Restructuring Charges — During the nine months ended September 30, 2012 and 2011, Viad recorded restructuring charges of $3.5 million ($2.2 million after-tax) and $1.6 million ($952,000 after-tax), respectively. The charges primarily related to reorganization activities in the Marketing & Events Group, comprised of facility consolidations as well as the elimination of certain positions.

(C)

Income from Discontinued Operations — Income from discontinued operations for the nine months ended September 30, 2012 of $639,000 related to the sale of land associated with previously sold operations.

(D)	Income per Common Share — Following is a reconciliation of net income attributable to Viad to net income allocated to Viad common shareholders:

	Three months ended September 30,				Nine months ended September 30,
(000 omitted, except per share data)	2012	2011	$ Change	% Change	2012	2011	$ Change	% Change

Net income attributable to Viad	$ 19,976	$ 1,245	$ 18,731	**	$ 27,093	$ 15,517	$ 11,576	74.6%
Less: Allocation to nonvested shares	(532)	(34)	(498)	**	(735)	(412)	(323)	-78.4%
Net income allocated to Viad common stockholders	$ 19,444	$ 1,211	$ 18,233	**	$ 26,358	$ 15,105	$ 11,253	74.5%

Weighted-average outstanding common shares	19,721	19,711	10	0.1%	19,694	19,768	(74)	-0.4%

Basic income per common share attributable to
Viad common stockholders	$ 0.99	$ 0.06	$ 0.93	**	$ 1.34	$ 0.76	$ 0.58	76.3%

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES
TABLE TWO - INCOME BEFORE OTHER ITEMS,
ADJUSTED EBITDA AND FREE CASH FLOW
(UNAUDITED)

	Three months ended September 30,				Nine months ended September 30,
(000 omitted)	2012	2011	$ Change	% Change	2012	2011	$ Change	% Change

Income before other items (Note A):
Income from continuing operations
attributable to Viad	$ 19,976	$ 1,245	$ 18,731	**	$ 26,454	$ 15,517	$ 10,937	70.5%
Restructuring charges, net of tax	392	47	345	**	2,225	952	1,273	**
Resolution of tax matters	-	(103)	103	**	-	(103)	103	**
Income before other items	$ 20,368	$ 1,189	$ 19,179	**	$ 28,679	$ 16,366	$ 12,313	75.2%

(per diluted share)

Income before other items:
Income from continuing operations
attributable to Viad	$ 0.99	$ 0.06	$ 0.93	**	$ 1.31	$ 0.76	$ 0.55	72.4%
Restructuring charges, net of tax	0.02	-	0.02	**	0.11	0.05	0.06	**
Resolution of tax matters	-	-	-	**	-	-	-	**
Income before other items	$ 1.01	$ 0.06	$ 0.95	**	$ 1.42	$ 0.81	$ 0.61	75.3%

	Three months ended September 30,				Nine months ended September 30,
(000 omitted)	2012	2011	$ Change	% Change	2012	2011	$ Change	% Change

Adjusted EBITDA (Note A):
Net income attributable to Viad	$ 19,976	$ 1,245	$ 18,731	**	$ 27,093	$ 15,517	$ 11,576	74.6%
Income from discontinued operations	-	-	-	**	(639)	-	(639)	**
Interest expense	331	373	(42)	11.3%	991	1,165	(174)	14.9%
Income taxes	10,304	523	9,781	**	13,084	9,011	4,073	-45.2%
Depreciation and amortization	8,560	7,589	971	-12.8%	23,560	21,882	1,678	-7.7%
Adjusted EBITDA	$ 39,171	$ 9,730	$ 29,441	**	$ 64,089	$ 47,575	$ 16,514	34.7%

	Three months ended September 30,				Nine months ended September 30,
(000 omitted)	2012	2011	$ Change	% Change	2012	2011	$ Change	% Change

Free Cash Flow (Note A):
Net cash provided by operating activities	$ 51,821	$ 29,101	$ 22,720	78.1%	$ 68,806	$ 35,068	$ 33,738	96.2%
Less:
Capital expenditures	(5,824)	(4,456)	(1,368)	-30.7%	(19,912)	(17,251)	(2,661)	-15.4%
Dividends paid	(806)	(805)	(1)	-0.1%	(2,429)	(2,435)	6	0.2%
Free cash flow	$ 45,191	$ 23,840	$ 21,351	89.6%	$ 46,465	$ 15,382	$ 31,083	**

** Change is greater than +/- 100 percent

(A)

Income before other items, Adjusted EBITDA and Free Cash Flow are supplemental to results presented under accounting principles generally accepted in the United States of America ("GAAP") and may not be comparable to similarly titled measures presented by other companies. These non-GAAP measures are used by management to facilitate period-to-period comparisons and analysis of Viad's operating performance and liquidity. Management believes these non-GAAP measures are useful to investors in trending, analyzing and benchmarking the performance and value of Viad's business. These non-GAAP measures should be considered in addition to, but not as a substitute for, other similar measures reported in accordance with GAAP.

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